U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                                FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of Report (Date of earliest event reported):  June 24, 1998

                     Commission File No.   0-22524

                     REAL GOODS TRADING CORPORATION
(Exact name of small business issuer as specified in its charter)

         California                     68-0227324
(State or other jurisdiction of        (IRS Employer
 incorporation or organization)         Identification Number)

555 Leslie Street, Ukiah, California         95482
(Address of principal executive offices)    (Zip Code)

Issuer's telephone number, including area code:  (707) 468-9292
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                              PRESS RELEASE
For Immediate Release
For More Information:    John Schaeffer,  Chief Executive Officer
                         Leslie B. Seely, Chief Financial Officer
                         (707) 468-9292

            REAL GOODS NAMES LES SEELY CHIEF FINANCIAL OFFICER

     Ukiah, California, June 24, 1998.  Real Goods Trading
Corporation (Chicago Stock Exchange:  RGT) announced today that
Les Seely, 54, has been named Chief Financial Officer and
Secretary of the Company.

     Seely, most recently Chief Financial Officer at Schurman Fine Papers, has had substantial experience at both public and private companies and within a major accounting firm. "It's great to have Les on board," CEO John Schaeffer said. "He brings a lot of relevant experience with him."

     "We are very glad Les decided to join Real Goods," said Real
Goods President Ron Zell. "We expect him to be a key member of the new management team we are putting together to develop the Real Goods franchise," Zell added.

     "I've been a fan of Real Goods for years," Seely said. "I'm looking forward to working with John Schaeffer and Ron Zell to enhance Real Goods' position as the leading retailer of renewable energy and conservation supplies in the world."

     Seely graduated from the University of Colorado and has his MBA from the Wharton School of Business at the University of Pennsylvania. Following ten years with Arthur Young & Company (now Ernst & Young), he spent three years at an electronics company and seven years as Chief Financial Officer of Dakin, Inc., a designer and manufacturer of plush stuffed toys, before joining Schurman Fine Papers, where sales grew by 500% in the seven years he was there.

Seely replaces Donna Montag who was with the Company for four years.

     Real Goods Trading Corporation sells a broad range of energy and conservation products through its catalogs, retail stores and on its website (www.realgoods.com) (call 800-762-7325 for a free catalog). The Company believes that it is the largest retailer of these products in the world. The Corporation's common stock is publicly traded on the Chicago Stock Exchange under the symbol "RGT," on the NASDAQ Small Cap Market under the symbol "RGTC" and through a bulletin board maintained on its website (http://www.realgoods.com)
Item 5.  Other events

The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.

                                SIGNATURES

Pursuant to the requirements on the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              REAL GOODS TRADING CORPORATION
                                        (Registrant)

Date:  June 24, 1998                  By:[S]LESLIE B. SEELY
                                            Leslie B. Seely
                                         Chief Financial Officer